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                                                                     EXHIBIT 4.2

                        [FORM OF SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
(B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(III) AND 16 HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(III) OF THIS NOTE. UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE AUGUST 16, 2005.

                           GOLDEN STAR RESOURCES LTD.

                             SENIOR CONVERTIBLE NOTE

Issuance Date: April 15, 2005                        Principal: U.S. $50,000,000

      FOR VALUE RECEIVED, GOLDEN STAR RESOURCES LTD., a Canadian corporation (the "COMPANY"), hereby promises to pay to the order of AMARANTH LLC or its registered assigns ("HOLDER") the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "PRINCIPAL") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("INTEREST") on any outstanding Principal at the rate of 6.85% per annum, subject to adjustment pursuant to Section 2 (the "INTEREST RATE"), from the date set out above as the Issuance Date (the "ISSUANCE DATE") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this "NOTE") is one of an issue of Senior Convertible Notes (collectively, the "NOTES" and such other Senior Convertible Notes, the

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"OTHER NOTES") issued on the Issuance Date pursuant to
the Securities Purchase Agreement (as defined below). Certain capitalized terms are defined in Section 27.

            (1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any, in accordance with Section 10 hereof. The "MATURITY DATE" shall be April 15, 2009, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is ten days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

            (2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears semi-annually on each June 30 and December 31 and on the Maturity Date during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an "INTEREST DATE") with the first Interest Date being June 30, 2005. Interest shall be payable on each Interest Date in cash. ]. From and after the occurrence of an Event of Default, the Interest Rate shall be increased to twelve percent (12%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. For the avoidance of doubt, no compensation or gross-up payment by the Company will be made in respect of Canadian withholding taxes on payments of Interest to the Holder.

            (3) CONVERSION OF NOTES. This Note shall be convertible into common shares of the Company, no par value per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 3.

                  (a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). Upon any conversion, the Company shall pay in cash to the Holder any accrued and unpaid Interest and Late Charges on such Conversion Amount. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

                  (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "CONVERSION RATE").

      (i) "CONVERSION AMOUNT" means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

      (ii) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination, $4.50, subject to adjustment as provided herein.

                  (c)   Mechanics of Conversion.

      (i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "CONVERSION DATE"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the second Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company's transfer agent (the "TRANSFER AGENT"). On or before the third Business Day following the date of receipt of a Conversion Notice (the "SHARE DELIVERY DATE"), the Company shall (i) (X) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with Depository Trust Company ("DTC") through its Deposit Withdrawal Agent Commission system or
      (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, (ii) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled and (iii) deliver to the Holder an amount of cash equal to any accrued and unpaid Interest and Late Charges on such Conversion Amount. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted. This Note or any portion thereof surrendered for conversion shall thereupon be deemed cancelled. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

      (ii) Company's Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a "CONVERSION FAILURE"), then (A) the Company shall pay damages to the Holder for each day of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder's conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "BUY-IN"), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "BUY-IN PRICE"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock times (B) the Closing Bid Price on the Conversion Date.

      (iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

      (iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder's portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

                  (d)   Limitations on Conversions.

            The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company's obligations under the rules or regulations of the Principal Market (the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or
(B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Purchaser, the "EXCHANGE CAP ALLOCATION"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Notes, the transferee shall be allocated a pro rata portion of such Purchaser's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder's Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

            (4)   RIGHTS UPON EVENT OF DEFAULT.

                  (a) Event of Default. Each of the following events shall constitute an "EVENT OF DEFAULT":

      (i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is 60 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder's Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten
      (10)
      consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

      (ii) the suspension from trading or failure of the Common Stock to be listed on the Principal Market or an Eligible Market for a period of five consecutive days or for more than an aggregate of seven Trading Days in any 365-day period;

      (iii) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes, except where such noncompliance is in accordance with Section 3(d) hereof;

      (iv)  intentionally deleted;

      (v) the Company's failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement), except, in the case of a failure to pay amounts other than Principal when and as due, in which case only if such failure continues for a period of at least three Business Days;

      (vi) any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined below) of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) with an unpaid principal amount in excess of $1,000,000 at the time of such acceleration other than with respect to any Other Notes;

      (vii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "BANKRUPTCY LAW"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "CUSTODIAN"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

      (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case not dismissed within 60 days, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

      (ix) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

      (x) the Company materially breaches any material representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition which is curable, only if such breach continues for a period of at least thirty (30) consecutive days after notice thereof by a Holder to the Company; or

      (xi) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

                  (b) Redemption Right Upon Event of Default. Promptly after becoming aware of the occurrence of an Event of Default or any breach requiring notice from the Holder pursuant to Section 4(a)(x) with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an "EVENT OF DEFAULT NOTICE") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, or, in the case of a breach of
Section 4(a)(x), after the date that is thirty (30) consecutive days after notice thereof from the Holder to the Company, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the "EVENT OF DEFAULT REDEMPTION NOTICE") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the sum of the Conversion Amount to be redeemed and accrued and unpaid Interest and Late Charges thereon and (y) the Event of Default Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the "EVENT OF DEFAULT REDEMPTION PRICE"). Redemptions required by this
Section 4(b) shall be made in accordance with the provisions of Section 12.

            (5)   RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

                  (a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company's Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of stock of the Successor Entity, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

                  (b) Redemption Right Upon a Change of Control. No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "CHANGE OF CONTROL NOTICE"). Such Change of Control Notice shall also indicate (i) that, subject to the conditions set forth in Section 9, a Additional Shares are required to be issued by the Company upon any conversion by the Holder in connection with a Change of Control, (ii) if applicable, whether such Additional Shares are to be issued pursuant to Section 9 or shall be paid in cash and (iii) if Additional Shares are to be issued in shares of Common Stock that the Equity Conditions are satisfied as of the date of such notice. In the event that the Company fails to deliver a Change of Control Notice, the date of such notice shall be deemed to be the later of (i) the date that is 10 days prior to the consummation of a Change of Control and (ii) the date of the public announcement thereof.

                  (c) At any time during the period beginning after the Holder's receipt of a Change of Control Notice and ending on the date that is thirty Trading Days after the date of the consummation of such Change of Control ("CHANGE OF CONTROL REDEMPTION/CONVERSION PERIOD"), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof ("CHANGE OF CONTROL REDEMPTION NOTICE") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note that the Holder specifies to be redeemed pursuant to this Section 5 shall be redeemed by the Company at a price equal to 101% of the sum of the Conversion Amount being redeemed and accrued and unpaid Interest and Late Charges thereon (the "CHANGE OF CONTROL REDEMPTION PRICE"). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to shareholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares of stock or equity interests of the Successor Entity substantially equivalent to the Company's Common Stock pursuant to Section 3.

                  (d) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "CORPORATE EVENT"), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) and at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

            (6)   ADJUSTMENT OF CONVERSION PRICE .

                  (a)   Subject at all times to the restrictions set forth in
Section 14, the Conversion Price shall be adjusted from time to time by the Company as follows:

                        (i) In case the Company shall (A) pay a dividend on its Common Stock in shares of Common Stock, (B) make a distribution on its Common Stock in shares of Common Stock, (C) subdivide its outstanding Common Stock into a greater number of shares, or (D) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have owned had such Note been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                        (ii) In case the Company shall issue rights, options or warrants to all or substantially all holders of its Common Stock entitling them (for a period of not more than 60 days after such issuance) to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) at a price per share (or having a conversion, exercise or exchange price per share) less than the Current Market Price (as defined in Section 6(a)(vi)) per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants (or if no record date is fixed, the Business Day immediately prior to the date of announcement of such issuance) (treating the conversion, exercise or exchange price per share of the securities convertible into or exercisable or exchangeable for Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exercisable or exchangeable for Common Stock and (ii) any additional consideration initially payable upon the conversion of such security into or exercise or exchange of such security for Common Stock divided by (y) the number of shares of Common Stock initially underlying such security), the Conversion Price in effect immediately prior thereto shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which:

                              (A) the numerator shall be the number of shares of Common Stock outstanding on the close of business on such record date with respect to such issuance (or if no record date is fixed, the date immediately prior to the date of announcement of such issuance), plus the number of shares which the aggregate subscription or purchase price for the total number of shares of Common Stock underlying the rights options, or warrants so issued (or the aggregate conversion, exercise or exchange price of the securities so offered) would purchase at the Current Market Price of the Common Stock on such record date; and

                              (B) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the record date with respect to such issuance (or if no such record date is fixed, the date immediately prior to the date of announcement of such issuance), plus the total number of additional shares of Common Stock underlying the rights, options or warrants so issued.

                  Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

                        (iii) (1) In case the Company shall distribute to all or substantially all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (A) dividends or distributions paid exclusively in cash or (B) dividends or distributions referred to in subsection (iii) of this Section 6(a)), or shall distribute to all or substantially all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities

      (excluding those rights and warrants referred to in subsection (ii) of this Section 6(a)) and also excluding the distribution of rights to all holders of Common Stock pursuant to a Rights Plan (as defined below)), then in each such case the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the current Conversion Price by a fraction of which:

                              (A) the numerator shall be the Current Market Price per share of the Common Stock on such record date; less the fair market value on such record date (as determined in good faith by the board of directors of the Company) of the portion of the distributed assets (other than cash) so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date); and

                              (B) the denominator shall be such Current Market Price on such record date.

            Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  (2) In the event the then fair market value (as so determined) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on such record date, in lieu of the foregoing adjustment, adequate provision shall be made prior to the time the foregoing adjustment could otherwise be made in a writing delivered to the Holders so that each Holder of a Note shall have the right to receive upon conversion the amount of capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants such Holder would have received had such holder converted each Note on such record date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the board of directors of the Company determines the fair market value of any distribution for purposes of this Section 6(a)(iii) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock.

                  Notwithstanding the foregoing, if the securities distributed by the Company to all or substantially all holders of its Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be adjusted so that the same shall be equal to the rate determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction of which:

                        (A) the numerator shall be the arithmetic average of the Closing Sale Prices of one share of Common Stock over the ten consecutive Trading Day period (the "SPINOFF VALUATION PERIOD") commencing on and including the fifth Trading Day after the date on which "ex-dividend trading" commences on the Common Stock on the Principal Market or such other national or regional exchange or market on which the Common Stock is then listed or quoted; and

                        (B) the denominator shall be the sum of (x) the arithmetic average of the Closing Sale Prices of one share of Common Stock over the Spinoff Valuation Period and (y) the arithmetic average of the Closing Sale Prices over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the fifteenth Trading Day after the date on which "ex-dividend trading" commences.

                  In lieu of the foregoing, the Company may at the time of the public announcement of such distribution elect in a writing provided to the Holders to reserve the pro rata portion of such Notes so that each Holder of securities shall have the right to receive upon conversion the amount of such shares of capital stock or similar equity interests of such Subsidiary or business unit that such Holder would have received if such Holder had converted such Notes on the record date with respect to such distribution.

                  (3) With respect to any rights (the "RIGHTS") that may be issued or distributed pursuant to any rights plan of the Company (any Rights that may be issued pursuant to any rights plan being referred to as, a "RIGHTS PLAN"), upon conversion of the Notes into Common Stock, to the extent that such Rights Plan is in effect upon such conversion, the holders of Notes will receive, in addition to the Common Stock, the Rights described therein (whether or not the Rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in any such Rights Plan. If the Rights Plan provides that upon separation of rights under such plan from the Common Stock that the Holders would not be entitled to receive any such rights in respect of the Common Stock issuable upon conversion of the Notes, the Conversion Price will be adjusted as provided in this Section 6(a) (with such separation deemed to be the distribution of such rights), subject to readjustment in the event of the expiration, termination or redemption of the rights. Any distribution of rights or warrants pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 6(a)(iii).

                  (4) Rights, options or warrants (other than rights issued pursuant to a Rights Plan) distributed by the Company to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company's capital stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events ("TRIGGER EVENT"): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock (including issuances of Common Stock upon conversion of the Notes), shall be deemed not to have been distributed for purposes of this Section 6 (and no adjustment to the Conversion Rate under this Section 6 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 6(a)(iii). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 6 was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed, purchased by the Company or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption, purchase by the Company or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

                        (iv) In case the Company shall, by dividend or otherwise, at any time distribute cash (a "TRIGGERING DISTRIBUTION") to all or substantially all holders of its Common Stock, the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying such Conversion Price in effect immediately prior to the Business Day immediately preceding the day on which such Triggering Distribution is declared ("DETERMINATION DATE") by a fraction of which:

                              (A) the numerator shall be such Current Market Price per share of the Common Stock (as determined in accordance with subsection (vi) of this Section 6(a)) on the Determination Date, less the Triggering Distribution applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the Determination Date); and

                              (B) the denominator shall be such Current Market Price on such Determination Date.

                  Such increase to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.

                        (v) In case the Company or any of its Subsidiaries shall purchase any shares of the Common Stock by means of tender offer, then immediately prior to the opening of business on the day (the "EXPIRATION DATE") after the last date tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the "EXPIRATION TIME"), the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Expiration Date by a fraction of which:

                              (A) the numerator shall be product of the number of shares of Common Stock outstanding (including Purchased Shares (as defined below) but excluding any shares held in the treasury of the Company) immediately prior to the Expiration Time and the Current Market Price per share of Common Stock (as determined in accordance with subsection (vi) of this Section 6(a)) on the Trading Day next succeeding the Expiration Date; and

                              (B) the denominator shall be the sum of (x) the aggregate consideration (determined as set forth below) payable to stockholders of the Company based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "PURCHASED SHARES") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Company) immediately prior to the Expiration Time and the Current Market Price per share of Common Stock (as determined in accordance with subsection (vi) this Section 6(a)) on the Trading Day next succeeding the Expiration Date.

                  For purposes of this Section 6(a)(v), the aggregate consideration in any such tender offer shall equal the sum of the aggregate amount of cash consideration and the aggregate fair market value (as determined in good faith by the board of directors of the Company) of any other consideration payable in such tender offer. Such increase shall be effective immediately prior to the opening of business on the day following the Expiration Date. In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of shares actually purchased. If the application of this Section 6(a)(v) to any tender offer would result in an increase to the Conversion Price, no adjustment shall be made for such tender offer under this Section 6(a)(v). For purposes of this Section 6(a)(v), the term "tender offer" shall mean and include both tender offers and exchange offers, all references to "purchases" of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to "tendered shares" (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

                        (vi)  For the purpose of any computation under this
      Section 6(a), the current market price (the "CURRENT MARKET PRICE") per share of Common Stock on any date shall be deemed to be the arithmetic average of the Weighted Average Price for each of the 20 consecutive Trading Days commencing 21 Trading Days before (A) the

      Determination Date or the Expiration Date, as the case may be, with respect to distributions or tender offers under subsection (v) of this
      Section 6(a) or (B) the record date with respect to distributions, issuances or other events requiring such computation under this Section 6(a).

                        (vii) In any case in which this Section 6 shall require that an adjustment be made following a record date or a Determination Date or Expiration Date, as the case may be, established for purposes of this
      Section 6, the Company may elect to defer (but only until five Business Days following the delivery by the Company to the Holders of the notice described in Section 7(d)) issuing to the Holder of any Note converted after such record date or Determination Date or Expiration Date the shares of Common Stock and other capital stock of the Company issuable upon such conversion over and above the shares of Common Stock and other capital stock of the Company issuable upon such conversion on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares. If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the record date or Determination Date or Expiration Date therefor is not thereafter made or paid by the Company for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or such effective date or Determination Date or Expiration Date had not occurred.

            (b) For purposes of this Section 6, "record date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, security or other property (whether or not such date is fixed by the board of directors of the Company or by statute, contract or otherwise).

            (7)   NO ADJUSTMENT.

                  (a) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in the Conversion Price as last adjusted; provided, however, that any adjustments which would otherwise be required to be made but for the provisions of this Section 7(a), shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                  (b) No adjustment in the Conversion Price shall be required for issuances of Common Stock pursuant to a Company plan for reinvestment of dividends or interest or for a change in the par value or a change to no par value of the Common Stock.

                  (c) To the extent that the Notes become convertible into a right to receive cash, no adjustment need be made thereafter as to the cash received by the Holders.

                  (d) Whenever the Conversion Price is required to be adjusted pursuant to Section 6, the Company shall promptly mail to the Holders a notice of the adjustment and briefly stating the facts requiring the adjustment and the manner of computing it.

            (8)   ADJUSTMENT FOR TAX PURPOSES.

                  (a) The Company shall be entitled to make such increases in the Conversion Price, in addition to those required by Section 6, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exercisable or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

            (9)   ADDITIONAL SHARES.

            In connection with a Cash Transaction, the Holder will be entitled to receive from the Company upon any conversion of this Note pursuant to Section 5 hereof during the Change of Control Redemption/Conversion Period, in addition to the number of shares of Common Stock such Holder would otherwise have been entitled to receive pursuant hereto upon such conversion, an additional number of shares of Common Stock ("ADDITIONAL SHARES") as is set forth below:

(a) the number of Additional Shares to which the Holder shall be entitled for every $100 of Principal amount of Notes being converted shall be determined by reference to the table set out in Schedule "1" hereto, based on the date such Change of Control is consummated (the "EFFECTIVE DATE") and the consideration paid per share of Common Stock in respect of such Cash Transaction (the "COMMON SHARE PRICE");

(b) if the Common Share Price is equal to or in excess of $25.00 per share of Common Stock or if the Common Share Price is less than $3.04 per share of Common Stock, no Additional Shares shall be issued upon conversion;

(c) if the Common Share Price is between two Common Share Price amounts in the table set out in Schedule "1" or the Effective Date is between two dates in said table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Common Share Price amounts and the two dates, as applicable, based on a 365-day year;

(d) the Common Share Prices set forth in the first row of the table in Schedule "1" hereto and set forth in the paragraph (b) above shall be adjusted as of any date on which the Conversion Price is adjusted pursuant to Section 6. The adjusted Common Share Price shall equal the Common Share Price applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the Common Share Price adjustment and the denominator of which is the Conversion Price as so adjusted. The Company's obligation to deliver Additional Shares shall be subject to adjustment in the same manner as the Conversion Price as set forth in Section 6.

            The Company shall provide the Holders with a certificate of an executive officer of the Company calculating the Additional Shares issuable, upon which the Holders may rely. If the Equity Conditions are not satisfied or waived by the Holder during each Trading Day of the Change of Control Redemption/Conversion Period then in lieu of issuing the Additional Shares, the Company shall pay to the Holder an amount in cash equal to the product of (x) the number of applicable Additional Shares and (y) the arithmetic average of the Weighted Average Price for each of the five consecutive Trading Days before the applicable Conversion Date.

            (10)  COMPANY MATURITY CONVERSION OR REDEMPTION.

                  (a) General. On the Maturity Date, the Company shall pay to the Holder of this Note all outstanding Principal, accrued and unpaid Interest and Late Charges, if any, as of the Maturity Date by the combination of any of the following, but subject to and in accordance with the terms of this Section 10, (i) provided that during the period commencing with the Company Maturity Notice (as defined below) through the Maturity Date, the Equity Conditions have been satisfied (or waived in writing by the Holder), requiring the conversion of a portion of the outstanding Conversion Amount, in whole or in part, in accordance with this Section 10 (a "COMPANY CONVERSION"), and/or (ii) redeeming the outstanding Conversion Amount, in whole or in part, in accordance with this
Section 10 (a "COMPANY REDEMPTION"). On or prior to the date which is the fortieth (40th) day prior to the Maturity Date (the "MATURITY NOTICE DUE DATE"), but not earlier than the sixtieth (60th) day prior to the Maturity Date, the Company shall deliver written, irrevocable notice (each, a "COMPANY MATURITY NOTICE"), to the Holder which Company Maturity Notice shall state (i) the portion, if any, of the applicable Conversion Amount which the Company will require Holders to convert pursuant to a Company Conversion, (the "COMPANY CONVERSION AMOUNT"), (ii) the portion, if any, of the applicable Conversion Amount which the Company elects to redeem together with any accrued and unpaid Interest and Late Charges thereon pursuant to a Company Redemption (the "COMPANY REDEMPTION AMOUNT"), and (iii) if the Company has elected, in whole or in part, a Company Conversion, then the Company Maturity Notice shall certify that the Equity Conditions have been satisfied as of the date of the Company Maturity Notice. Each Company Maturity Notice shall be irrevocable. If the Company does not timely deliver a Company Maturity Notice in accordance with this Section 10, then the Company shall be deemed to have delivered an irrevocable Company Maturity Notice electing a Company Conversion and shall be deemed to have certified that the Equity Conditions in connection with any such conversion have been satisfied. Except as expressly provided in this Section 10(a), the Company shall redeem and convert the Conversion Amount of this Note pursuant to this
Section 10 and the corresponding Conversion Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio as the Conversion Amount being redeemed and converted hereunder. The Company Redemption Amount shall be redeemed in accordance with Section 10(b) and the Company Conversion Amount (whether set forth in the Company Maturity Notice or by operation of this Section 10) shall be converted in accordance with Section 10(c).

                  (b) Mechanics of Company Redemption. If the Company elects a Company Redemption in accordance with Section 10(a), then the Company Redemption Amount, if any, shall be redeemed by the Company on the Maturity Date, and the Company shall pay to the Holder on the Maturity Date, by wire transfer of immediately available funds, an amount in cash (the "COMPANY MATURITY REDEMPTION PRICE") equal to 100% of the Company Redemption Amount. If the Company fails to pay the Company Maturity Redemption Price on such date, then at the option of the Holder designated in writing to the Company (any such designation, a "CONVERSION NOTICE" for purposes of this Note), the Holder may require the Company to (i) convert all or any part of the Conversion Amount included in the Company Redemption Amount at the Company Conversion Price and (ii) pay in cash any accrued and unpaid Interest and Late Charges thereon. Conversions required by this Section 10(b) shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this
Section 10(b), but subject to Section 3(d), until the Company Maturity Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount included in the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event the Holder elects to convert all or any portion of the Company Redemption Amount prior to the applicable Maturity Date as set forth in the immediately preceding sentence, the Company Redemption Amount so converted plus any Interest and Late Charges paid in connection with such conversion shall be deducted from the Company Redemption Amount to be paid on such Maturity Date.

                  (c) Mechanics of Company Conversion. Subject to Section 3(d), if the Company delivers a Company Maturity Notice and elects, or is deemed to have elected, in whole or in part, a Company Conversion in accordance with
Section 10(a), then the applicable Company Conversion Amount, if any, which remains outstanding shall be converted as of the Maturity Date by converting on the Maturity Date such Company Conversion Amount at the Company Conversion Price and paying to the Holder in cash any accrued and unpaid Interest and Late Charges on such Company Conversion Amount; provided that the Equity Conditions have been satisfied (or waived in writing by the Holder) on the Maturity Date. If the Equity Conditions are not satisfied (or waived in writing by the Holder) on the Maturity Date, then at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following: (i) the Company shall redeem all or any part designated by the Holder of the unconverted Company Conversion Amount (such designated amount together with any accrued and unpaid Interest and Late Charges thereon is referred to as the "FIRST REDEMPTION AMOUNT") on the Maturity Date and the Company shall pay to the Holder on the Maturity Date, by wire transfer of immediately available funds, an amount in cash equal to 110% of such First Redemption Amount, or (ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such amount of the Company Conversion Amount If the Company fails to redeem any First Redemption Amount on the Maturity Date by payment of such amount on the Maturity Date, then the Holder shall have the rights set forth in this Note (including, without limitation, such failure constituting an Event of Default described in Section 4(a)(v)). Notwithstanding anything to the contrary in this
Section 10(c), but subject to 3(d), until the Company delivers Common Stock representing the Company Conversion Amount to the Holder and cash representing the accrued and unpaid Interest and Late Charges thereon, the Company Conversion Amount may be converted by the Holder into Common Stock pursuant to Section 3. In the event the Holder elects to convert the Company Conversion Amount prior to the Maturity Date as set forth in the immediately preceding sentence, the Company Conversion Amount so converted shall be deducted from the Company Conversion Amount to be paid on the Maturity Date.

            (11) RESERVATION OF AUTHORIZED SHARES. The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue of Common Stock upon conversion of any Conversion Amount or payment of any Additional Shares, and conditionally allot to a holder who may (i) exercise its conversion rights under the Note or
(ii) be issued any Additional Shares, such Common Stock as could be issuable upon conversion of any Conversion Amount or issued as Additional Shares. The Company covenants that all Common Stock which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

            (12)  HOLDER'S REDEMPTIONS.

                  (a) Mechanics. In the event that the Holder has sent an Event of Default Redemption Notice or a Change of Control Redemption Notice to the Company pursuant to Section 4(b) or Section 5(b), respectively (each, a "REDEMPTION NOTICE"), the Holder shall promptly submit this Note to the Company. The Company shall deliver the applicable Event of Default Redemption Price or Change of Control Redemption Price to the Holder within five Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice or Change of Control Redemption Notice, as the case may be. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company's receipt of such notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price or the Change of Control Redemption Price (each, the "REDEMPTION PRICE"), as applicable, to the Holder (or deliver any Common Stock to be issued in lieu of cash) within the time period required at any time thereafter and until the Company pays such unpaid Redemption Price (or issues any Common Stock in lieu of cash in full) the Holder shall have the option, in lieu of redemption, to require the Company by written notice to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price or any Common Stock in lieu of cash to be issued in lieu of cash (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided.

                  (b) Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an "OTHER REDEMPTION NOTICE"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven Business Day period beginning on and including the date which is three Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

            (13) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

            (14)  COVENANTS

                  (a) Rank. All payments due under this Note shall rank pari passu with payments under the Other Notes and senior to all other Indebtedness of the Company except for Permitted Indebtedness.

                  (b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than intercompany Indebtedness, Permitted Subordinated Indebtedness and Permitted Indebtedness.

                  (c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "LIENS") other than Permitted Liens.

                  (d) Restricted Payments. So long as Notes having an aggregate principal amount of at least $25,000,000 are outstanding, (i) the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease or repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents or otherwise in specie (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than intercompany Indebtedness or Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time would constitute, an Event of Default has occurred and is continuing and (ii) the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease or repurchase any of its capital stock, or pay any dividends or make any other payments or distributions to holders of its capital stock or otherwise (except for intercompany dividends or distributions paid by the Company's Subsidiaries to the Company).

                  (e) Asset Dispositions. Other than (i) in connection with Guyanor Ressources S.A. (France) ("Guyanor") but not including any assets, divisions or subsidiaries transferred to Guyanor to avoid the application of this Section 14(e) and (ii) in the ordinary course or in connection with the sale of obsolete equipment, the Company shall not, and the Company shall not permit any of its Subsidiaries to, dispose, sell or transfer any material assets, divisions or subsidiaries (including, without limitation, in connection with a spin-off), (which material assets, divisions or subsidiaries specifically includes, without limitation, Bogoso Gold Limited (Ghana) and Wexford Goldfields Limited (Ghana)) in any one year, that exceed in value the aggregate of $5,000,000.

                  (f) Change in Business. The Company shall not, and shall not permit any of its Subsidiaries to, change the nature of the business of the Company and the Subsidiaries taken as a whole from exploration, development and mining of properties and interests in properties for gold.

            (15) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote of the Required Holders at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders and the agreement of the Company shall be required for any change or amendment to this Note or the Other Notes. Notwithstanding the foregoing or anything herein to the contrary, without the written consent of each Holder of Notes affected, an amendment, supplement or waiver may not: (i) change the Maturity Date or Interest Rate, or any Registration Default Payments (as defined in the Registration Rights Agreement) or Late Charges with respect to any Note; (ii) reduce the Principal amount of, Interest on, or the amount payable upon redemption or purchase pursuant to Section 4(b) or 5(c), with respect to any Note; (iii) make any change that impairs or adversely affects the conversion rights of any Note; (iv) change the currency of payment of Principal of, Interest on any Note; (v) impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Note; or (vi) reduce the percentage set forth in the definition of Required Holders.

            (16) TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of
Section 2(f) of the Securities Purchase Agreement and the legend set forth on the face of this Note.

            (17)  REISSUANCE OF THIS NOTE.

                  (a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered in the records of the Company as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 17(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

                  (b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

                  (c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

                  (d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

            (18) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Securities Purchase Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            (19) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting

Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys' fees and disbursements.

            (20) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

            (21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            (22) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Price or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Price or the Redemption Price to any independent, outside accountant agreed upon by the Company and the Required Holders. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

            (23)  NOTICES; PAYMENTS.

                  (a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(g) of the Securities Purchase Agreement. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

                  (b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 1% per month from the date such amount was due until the same is paid in full ("LATE CHARGE").

            (24) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

            (25) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

            (26) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

            (27) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

                  (a) "APPROVED STOCK PLAN" means any employee benefit, option or incentive plan which has been approved by the board of directors of the Company, pursuant to which the Company's securities may be issued to any employee, consultant, officer or director for services provided to the Company.

                  (b)   "BLOOMBERG" means Bloomberg Financial Markets.

                  (c) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                  (d) "CALENDAR QUARTER" means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

                  (e) "CASH TRANSACTION" means a Change of Control in respect of which (i) the consideration received for shares of Common Stock is wholly in cash or (ii) 20% or more of the aggregate fair market value of the consideration received for shares of Common Stock includes cash, other property or equities that are not traded or scheduled to be traded immediately following such Change of Control on an Eligible Market.

                  (f) "CHANGE OF CONTROL" means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company's voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

                  (g) "CLOSING BID PRICE" and "CLOSING SALE PRICE" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                  (h) "COMPANY CONVERSION PRICE" means that price which shall be the price computed as 95% of the arithmetic average of the Weighted Average Price of the Common

Stock during each of the 20 consecutive Trading Days ending on the fifth Trading Day prior to the Maturity Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such period.

                  (i) "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                  (j) "ELIGIBLE MARKET" means the Principal Market, the New York Stock Exchange, the Nasdaq National Market, the Toronto Stock Exchange or The Nasdaq Small Cap Market.

                  (k) "EQUITY CONDITIONS" means (i) on each day during the period beginning twenty (20) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the "EQUITY CONDITIONS MEASURING PERIOD"), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) during the Equity Conditions Measuring Period or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and the TSX and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the one year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered Conversion Shares upon conversion of the Notes to the holders on a timely basis as set forth in Section 3(c)(ii) hereof (and analogous provisions under the Other Notes); provided, however, that for purposes of this clause (iii) only, the Company shall be deemed to have satisfied the conditions set forth in this clause (iii) if on not more than two occasions prior to the Equity Conditions Measuring Period the Company has failed to meet the requirements set forth in Section 3(c)(ii) hereof by no more than three days; (iv) any applicable shares of Common Stock to be issued in connection with such conversion may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market and the TSX;
(v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within ten (10) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) other than in connection with the issuance of the Additional Shares, the public announcement of a pending, proposed or intended Fundamental Transaction or Change of Control which has not been abandoned, terminated or consummated or
(B) an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) other than the existence of the Change of Control relating to the issuance of the Additional Shares, the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or
(y) any shares of Common Stock issuable upon conversion of the Notes not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

                  (l) "EVENT OF DEFAULT REDEMPTION PREMIUM" means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) -
(xi), 110% or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.

                  (m) "FUNDAMENTAL TRANSACTION" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) to make a purchase, tender or exchange offer that is accepted by the holders of more than two-thirds of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) whereby such other Person acquires more than two-thirds of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

                  (n) "GAAP" means Canadian generally accepted accounting principles, consistently applied.

                  (o)   "INDEBTEDNESS" of any Person means, without duplication
(A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and legal, accounting, technical and other consulting or professional fees entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses,
(E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries, and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.

                  (p)   "ISSUANCE DATE" means April 15, 2005.

                  (q) "PARENT ENTITY" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

                  (r) "PERMITTED ACQUISITION" means acquisitions made in the ordinary course of business consistent with past practice of exploring, developing and mining of properties and interests, including royalty interests, in gold properties.

                  (s) "PERMITTED ACQUISITION INDEBTEDNESS" the incurrence and/or assumption by the Company of Indebtedness in an amount not to exceed at any one time in the aggregate $50 million; provided that (i) such Permitted Acquisition Indebtedness is incurred or assumed in connection with a Permitted Acquisition and the Permitted Acquisition is a bona fide purchase of a property or interest in property, business or assets not for purposes of incurrence of Indebtedness, (ii) the amount of such Permitted Acquisition Indebtedness incurred and assumed is not in excess of 50% of the purchase price (including cash paid, market value of equity issued and any assumption of debt) in any such Permitted Acquisition and (iii) such Permitted Acquisition Indebtedness is not secured by or involving any Lien other than solely on the assets acquired in such Permitted Acquisition.

                  (t) "PERMITTED INDEBTEDNESS" means Permitted Senior and Pari Passu Indebtedness and Permitted Acquisition Indebtedness.

                  (u) "PERMITTED LIENS" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings,
(iv) any Lien incurred to secure Permitted Indebtedness, (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i), (iv) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a).

                  (v) "PERMITTED SUBORDINATED INDEBTEDNESS" means Indebtedness that (x) is made expressly subordinate in right of payment to the Indebtedness evidenced by the Notes on terms reasonably satisfactory to the Required Holders as set forth in an intercreditor agreement, (y) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Maturity Date and (iii) does not provide for an interest rate in excess of 15% per annum.

                  (w) "PERMITTED SENIOR AND PARI PASSU INDEBTEDNESS" means the incurrence by the Company of Indebtedness that is senior or pari passu to the Notes and is (i) incurred from a financial institution as part of secured commercial revolving or term credit facility in a principal amount not to exceed at any one time outstanding $30 million, (ii) incurred for equipment financing in an amount not to exceed at any one time outstanding $25 million and (iii) incurred in support of Company guarantees in an amount not to exceed at any one time outstanding $15 million or (iv) incurred in connection with required environmental bonding pursuant to applicable law or regulation.

                  (x) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

                  (y)   "PRINCIPAL MARKET" means the American Stock Exchange.

                  (z) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the initial holders of the Notes relating to the registration of the resale of the Common Stock issuable upon conversion of the Notes.

                  (aa) "REQUIRED HOLDERS" means the holders of Notes representing more than 50% of the aggregate principal amount of the Notes then outstanding.

                  (bb) "SEC" means the United States Securities and Exchange Commission.

                  (cc) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement between the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

                  (dd)  "SUBSCRIPTION DATE" means April 15, 2005.

                  (ee) "SUCCESSOR ENTITY" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

                  (ff) "TRADING DAY" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

                  (gg)  "TSX" means the Toronto Stock Exchange.

                  (hh) "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to
Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

            (28) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

            (29) CURRENCY. Unless otherwise indicated, all dollar amounts referred to in this Note are in United States Dollars.

            (30) PURCHASE FOR CANCELLATION. The Holder acknowledges that the Company may elect from time to time to purchase Notes for cancellation in open market or private transactions at any time, subject to the satisfaction of any applicable regulatory requirements.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

                                               GOLDEN STAR RESOURCES LTD.

                                               By: _____________________________
                                               Name:
                                               Title:

                                                                       EXHIBIT I

                           GOLDEN STAR RESOURCES LTD.

            Reference is made to the Senior Convertible Note (the "NOTE") issued to the undersigned by Golden Star Resources Ltd. (the "COMPANY"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, no par value per share (the "COMMON STOCK"), of the Company as of the date specified below.

      Date of Conversion: ______________________________________________________

      Aggregate Conversion Amount to be converted: _____________________________

Please confirm the following information:

      Conversion Price: ________________________________________________________

      Number of shares of Common Stock to be issued: ___________________________

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

      Issue to: ________________________________________________________________

                ________________________________________________________________

                ________________________________________________________________

      Facsimile Number: ________________________________________________________

      Authorization: ___________________________________________________________

            By: ________________________________________________________________

                  Title: _______________________________________________________

Dated: _________________________________________________________________________

      DTC Participant Number:

      Account Number: __________________________________________________________

      (if electronic book entry transfer)

      Transaction Code Number: _________________________________________________

      (if electronic book entry transfer)

                                 ACKNOWLEDGMENT

            The Company hereby acknowledges this Conversion Notice and hereby directs CIBC Mellon to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated April 15, 2005 from the Company and acknowledged and agreed to by CIBC Mellon.

                                               GOLDEN STAR RESOURCES LTD.

                                               By: _____________________________
                                               Name:
                                               Title:

                                   Schedule 1

       TABLE FOR DETERMINING THE NUMBER OF ADDITIONAL SHARES IN EVENT OF A
                                CASH TRANSACTION